ePlus Technology Signs Letter of Intent to Acquire
                          Assets of Technology Reseller

HERNDON, VA - October 13, 2005 - ePlus inc. (Nasdaq NM: PLUS - news), a leading provider of Enterprise Cost Management solutions, today announced that its wholly owned subsidiary, ePlus Technology, Inc., has entered into an exclusive letter of intent to purchase the operating assets of Amherst Technologies, LLC, a technology reseller which recorded more than $200 million of revenues in its fiscal year ended December 31, 2004. The transaction is expected to close within two weeks, and is subject to mutually acceptable documentation, relief of stay in U.S. bankruptcy court, and other customary terms and conditions. The consideration for the purchased assets will include approximately $2 million in cash and assumption of certain other liabilities. The reseller currently has branches in Texas, California, Florida, and New England.

"We are very pleased to be adding to our national reach with these new branches, gaining new customers, and welcoming new associates to ePlus" stated Phillip G. Norton, chairman, CEO, and president of ePlus.

About ePlus inc.

A leading provider of Enterprise Cost Management, ePlus provides a comprehensive solution to reduce the costs of purchasing, owning, and financing goods and services. ePlus Enterprise Cost Management (eECM) packages business process outsourcing, eProcurement, asset management, product and catalog content management, supplier enablement, spend analytics, strategic sourcing, financial services, and document access and collaboration into a single integrated solution, all based on ePlus' leading business application software. The company is headquartered in Herndon, VA, and has more than 30 locations in the United States. For more information, visit http://www.eplus.com/, call 888-482-1122 or email info@eplus.com.

ePlus, eECM, ePlus Enterprise Cost Management, and/or other ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements". Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the existence of demand for, and acceptance of, our services; our ability to adapt our services to meet changes in market developments; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; our reliance on our management team; and other risks or uncertainties detailed in our Securities and Exchange Commission filings.
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     Contact:           Kley Parkhurst, SVP
                        ePlus inc.
                        kparkhurst@eplus.com
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                        703-984-8150